AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 2007
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MRU HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0954381
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

590 MADISON AVENUE
13TH  FLOOR
NEW YORK, NEW YORK 10022
(212) 398-1780

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EDWIN J. MCGUINN, JR.
CHIEF EXECUTIVE OFFICER
590 MADISON AVENUE, 13TH FLOOR
NEW YORK, NEW YORK 10022
(212) 398-1780

 (Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
DAVID S. GUIN, ESQ.
WITHERS BERGMAN LLP
430 PARK AVENUE, NEW YORK, NEW YORK 10022
(212) 848-9870

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Shares of common stock, par value $0.001 per share	5,180,000	$3.96	$20,512,800	$629.75

(1) Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the high and low sale prices of the shares of common stock as reported on the NASDAQ Stock Market on November 29, 2007, in accordance with Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 4, 2007

PRELIMINARY PROSPECTUS

MRU HOLDINGS, INC.

5,180,000 SHARES OF COMMON STOCK

All of the shares of our common stock covered by this prospectus are beneficially owned by the selling stockholders listed in the section of this prospectus entitled “Selling Stockholders.” This prospectus relates to the offer and sale by the selling stockholders of up to 5,180,000 shares of our common stock. Such shares of common stock were issued to a group of institutional accredited investors in connection with a private placement transaction which closed on November 5, 2007. We are filing the registration statement, of which this prospectus is a part, to fulfill our contractual obligations to the holders of our common stock discussed above.

Each of the selling stockholders may sell any or all of its shares covered by this prospectus from time to time in one or more types of transactions, which may include block transactions or involve brokers who act as agents for the seller or the buyer, effected:

•	on the NASDAQ Stock Market or any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market; or

•	otherwise than on a national securities exchange or quotation service or in the over-the-counter market or through the writing of options relating to such shares.

All shares covered by this prospectus may be sold at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Further details regarding the distribution of the shares covered by this prospectus may be found in this prospectus in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sales effected by the selling stockholders.

We will bear all fees and expenses incident to our obligation to register the shares of our common stock in connection with this offering, but the selling stockholders will pay all of their selling commissions, brokerage fees and related expenses.

On October 12, 2006, our common stock was first listed on the NASDAQ Stock Market under the symbol “UNCL.” On December 3, 2007, the closing price of our common stock was $3.90 per share on the NASDAQ Stock Market.

Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider the risks described in the section entitled “Risk Factors” beginning on page 3 of this prospectus and any applicable prospectus supplement, together with all of the other information contained, or incorporated by reference, in this prospectus and any prospectus supplement or amendment or appearing in the registration statement of which this prospectus forms a part.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated __________, 2007

TABLE OF CONTENTS

NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	3
USE OF PROCEEDS	11
SELLING STOCKHOLDERS	12
PLAN OF DISTRIBUTION	16
EXPERTS	18
LEGAL MATTERS	18
WHERE YOU CAN FIND MORE INFORMATION	18

i

You should rely only on the information contained, or incorporated by reference in, this prospectus, any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any related prospectus supplement or amendment is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement or amendment, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us” or “the Company” refer to MRU Holdings, Inc., a Delaware corporation.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated into it by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to herein as the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to herein as the Exchange Act, and the Private Securities Litigation Reform Act of 1995. This prospectus, including the information incorporated into it by reference, includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this prospectus, and in documents incorporated by reference herein, reflect the good faith judgment of management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in, or anticipated by, the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus or the date of the documents incorporated by reference, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in the section entitled “Risk Factors,” which attempt to advise interested parties of the risk factors that may affect our business, financial condition, results of operations and cash flows.

ii

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not a substitute for the detailed information and financial statements appearing elsewhere in, or incorporated by reference into, this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements. You should read the entire prospectus carefully, including the risk factors and financial statements incorporated herein by reference.

Our Business

We are a specialty finance company that facilitates and provides students with funds for higher education. Equipped with proprietary analytical models and decision tools we are able to identify and provide customized financial products to students in a more competitive and customer friendly manner. We entered the student lending market as an originator and holder of private student loans and now also originate, lend, and hold Federal Family Education Loan Program loans.

In originating our private student loans, we use a unique and proprietary underwriting model which we believe provides us with a compelling competitive advantage. By combining traditional credit scoring methods with our proprietary underwriting matrix, which considers the loan applicant’s academic data, prior work experience, course of study, the educational institution which they are attending, and the amount being borrowed, we generate our own credit and repayment capability index which we believe is more insightful and predictive in determining an applicant’s future repayment capabilities. Our approach may offer students who would otherwise be disqualified under traditional credit scoring methods an opportunity to obtain funding for their education. In addition, we may be able to competitively price loans for students that would be viewed as undifferentiated under traditional methods employed by other student loan companies. We believe that no other educational finance company currently uses a similar approach to evaluating loan applicants or determining loan pricing. Our underwriting process adds another layer of analytical precision to traditional evaluation tools and helps us make more informed lending decisions.

In addition to our unique underwriting methodology, we take a highly focused approach to our marketing while maintaining one of the most diverse sourcing channels in the industry. Of the approximately 6,400 accredited institutions of higher education in the United States, we focus on a targeted subset of undergraduate and professional graduate institutions. The professional graduate disciplines that we target include law, business administration, engineering and medicine. These criteria define our lending and marketing methods. We believe that this targeted approach will consistently yield the optimal mix of attractive pricing, acceptable credit risk and a sufficiently deep base of potential customers. We use a highly diverse approach to sourcing potential customers which we believe will create more sustainable distribution channels than our competitors. We are one of the few companies in this sector to market directly to students and their parents. Our direct marketing channels include print advertising campaigns, direct mail campaigns, radio campaigns, Internet marketing campaigns and our branded MyRichUncle™ web site: www.MyRichUncle.com. In addition, we have developed indirect origination sources including referrals from third party referral companies for whom we may provide a private labeled set of student loan products. Equipped with our unique credit model, our focused marketing and diverse distribution channels, we believe we are well positioned to grow in the market for higher education products and services.

We were incorporated under the laws of the State of Delaware on March 2, 2000. Our principal executive offices are located at 590 Madison Avenue, 13th Floor, New York, New York 10022. The telephone number at our principal executive offices is (212) 398-1780. Our corporate website address is www.mruholdings.com. Information contained on our website is not deemed part of this prospectus.

See also the section entitled “Where You Can Find More Information.”

The Private Placement Offering and the Securities That May be Offered

On November 5, 2007, we completed a private placement, which we refer to herein as the Private Placement, pursuant to which we sold to a group of institutional accredited investors, which we refer to herein as the Investors, an aggregate of 5,180,000 shares of our common stock, for total gross proceeds to us of $24,367,500, before deduction of commissions and other expenses of the offering. Except with respect to 850,000 shares sold to certain of our affiliates which were sold at $4.98 per share, the closing bid price of our common stock on November 2, 2007, the shares of our common stock issued in the Private Placement were sold at a price of $4.65 per share. As part of the Private Placement, we entered into a registration rights agreement, which we refer to herein as the Rights Agreement, with the Investors covering the resale of the shares of our common stock and all shares of our common stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event contemplated by Rule 416 of the Securities Act with respect to the foregoing, with certain exceptions described in the Rights Agreement. Pursuant to these registration rights, the shares of our common stock issued in connection with the Private Placement are being registered hereunder.

This prospectus relates to the resale, from time to time, by the selling stockholders of up to 5,180,000 shares of our common stock. We will not receive any proceeds from the sale by the selling stockholders of our common stock to which this prospectus relates.

See also the section entitled “Plan of Distribution” below.

Our common stock is traded on the Nasdaq Stock Market under the symbol “UNCL.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors in conjunction with the other information contained, or incorporated by reference, in this prospectus or any prospectus supplement before purchasing our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer, the price of our common stock could decline and you may lose all or part of your investment.

Risks Related To Our Business

We have a history of losses and, because we expect our operating expenses to increase in the future, we may not be profitable in the near term, if ever.

The Company has accumulated net operating loss deficits of $63.7 million through September 30, 2007. The fourth quarter of the 2007 fiscal year, in which the Company had net income of $0.8 million, was our first profitable quarter due to the securitization of our loan portfolios. There can be no assurance that we will generate net income for our stockholders on a consistent basis.

We expect to generate a significant portion of our income from gains on the sale of our student loans to securitizations; our financial results and future growth would be adversely affected if we are unable to securitize.

Securitization refers to the technique of pooling loans and selling them to a special purpose, bankruptcy remote entity, typically a trust, which issues securities backed by those loans. The Company completed its first securitization in June 2007, in which it recognized a gain of $16.2 million from the sale of $137.8 million of private student loans to a trust established by the Company; in September 2007, the Company sold $32.4 million of additional private student loans the trust and recorded a gain of $4.1 million. It is our intent to continue to securitize our student loans from time to time as sufficient volumes of loans are originated to efficiently execute such transactions. The amount of gain we will recognize from these securitizations will be affected by the timing, size and structure of the securitization transactions, as well as the composition of the loan pools to be securitized, the return expectations of investors and assumptions we make regarding loan portfolio performance, including defaults, recoveries, prepayments and the cost of funds. Because we expect the gain on sale of student loans to securitizations to comprise a significant portion of future income, the size and timing of such transactions will greatly affect our quarterly results. Until such time as we originate sufficient volume to efficiently securitize loans every quarter, our income will vary significantly from one quarter to the next depending upon whether a securitization is executed in a given quarter or not.

A number of factors could make securitization more difficult, more expensive or unavailable, including, but not limited to, financial results and losses, changes within our organization, specific events that have an adverse impact on our reputation, changes in the activities of our business partners, disruptions in the capital markets, specific events that have an adverse impact on the financial services industry, counter-party availability, changes affecting our assets, our corporate and regulatory structure, interest rate fluctuations, ratings agencies’ actions, general economic conditions and the legal, regulatory, accounting and tax environments governing our funding transactions. We are dependent on the securitization markets for the long-term financing of our student loans. If this market were to experience difficulties or if our asset quality were to deteriorate, we may be unable to securitize our student loans or to do so on favorable terms, including pricing. If we were unable to securitize our student loans on favorable terms, we would seek alternative funding sources to fund increases in student loans and meet our other liquidity needs. These may include selling the loans to other financial institutions or holding the loans on warehouse lines to term. If we were unable to find cost-effective and stable funding alternatives, our funding capabilities and liquidity would be negatively impacted and our cost of funds could increase, adversely affecting our results of operations, and our ability to grow would be limited.

In connection with our recognition of revenue from securitization transactions, if the estimates we make, or the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may vary materially from those reflected in our financial statements.

In our current securitization, we have the right to receive any excess cash flow generated by the trust that is not needed to pay the trust’s liabilities. This right to future cash flow is referred to as a residual interest. We have recorded the residual as a receivable on our balance sheet at our estimate of its fair value. Because there are no quoted market prices for our residual receivable, accounting rules require that we use discounted cash flow modeling techniques and certain assumptions to estimate fair value. We have estimated the fair value initially and will estimate the fair value in each subsequent quarter and reflect the change in our estimate of fair value in the other comprehensive income component of stockholders’ equity for that period. Our key assumptions to estimate the fair value include prepayment and discount rates, interest rates and the expected defaults from the underlying securitized loan portfolio and the recoveries thereon. If the actual performance of the securitization trust varies from the key assumptions we use, the actual residuals that we receive from the trust could be significantly less than reflected in our current financial statements, and we may incur a material negative adjustment to our earnings in the period in which our assumptions change. In addition, our securitization yields, or our residuals from a new securitization transaction expressed as a percentage of the total principal and accrued interest securitized, realized on future securitized transactions could decrease if the actual performance of the securitization trust varies from the key assumptions we have used. In particular, economic, regulatory, competitive and other factors affecting prepayment, default and recovery rates on the underlying securitized loan portfolio, including full or partial prepayments and prepayments as a result of loan consolidation activity, could cause or contribute to differences between the actual performance of the securitization trusts and our key assumptions.

Our residual in our securitization is subordinate to securities issued to investors by the trust and may fail to generate any cash flow for us if the securitized assets only generate enough cash flow to pay the debt holders.

Our risk control and eligibility scoring system may have defects or turn out to be ineffective, which could materially and adversely affect our prospects, business, and results of operations.

The proprietary system we use to score our students in determining their eligibility for and/or cost of financing and to control risk is based on our existing knowledge and available actuarial data and may be incomplete and/or inaccurate. If this system turns out to be ineffective, our prospects, business, financial condition, and results of operations could be materially and adversely affected.

Our business could be adversely affected if our student loan servicers fail to provide adequate or timely services or if our relationship with a servicer terminates.

All of our student loans are serviced by third-parties. This arrangement allows us to increase the volume of loans without incurring the overhead investment in servicing operations. Our reliance on external service providers for loan servicing subjects us to risks associated with inadequate or untimely services, such as inadequate notice of developments in prepayments, delinquencies and defaults. A substantial increase in these rates could adversely affect our ability to access profitably the securitization market and the value of our residual receivables. In addition, if our relationship with any third-party servicer terminates, we would need to transfer servicing to another third-party servicer of student loans, which could be time consuming and costly. In such event, our business could be adversely affected.

Demand for our products may decrease.

Demand for higher education financing may decrease. This may be as a result of a decrease in demand for higher education or increased affordability for higher education. This increased affordability may be the result of universities reducing costs, families having more funds available to pay for higher education, increases in the amount of availability of free financing such as scholarships or grants, or other factors unknown to us. Additionally, further government support of higher education through increased funding for students and tax or other incentives related to higher education may reduce the costs, increase the affordability and decrease the demand for our private student loan products.

Our direct marketing initiative may not prove to be effective.

Our primary marketing strategy is to target parents and students directly. We accomplish this principally through our website, www.MyRichUncle.com, which provides an interactive forum for parents and students to learn about our products and services and to apply for them from us. There can be no assurance that the Internet will be an effective means of reaching our prospective customers, or that we will be able to effectively utilize any alternative means that may become available, or that our marketing plans will succeed in attracting customers.

Public relations are an important part of our marketing program and our effort to build our reputation and brand identity. As our products and services become better known, they may become less newsworthy, and we may receive less media coverage, or we may have to increase our public relations efforts and expenditures to maintain or increase the amount of media coverage we receive. We cannot assure you that media coverage will be accurate and/or positive. Inaccurate and/or negative representations of the Company in the media may have a material adverse effect on our financial condition and results of operations.

Other sources of higher education financing may be preferred by borrowers.

We compete with other options that students and families may have available to them to finance the costs of post-secondary education. Families and students may simply prefer other options. These options include, among others: home equity loans, prepaid tuition plans, 529 plans, education IRAs, and credit cards. There is no assurance that we will be able to compete successfully against other providers of funds, including but not limited to traditional and established student loan providers, credit card or mortgage lenders or any new forms of competition. If we are unable to compete effectively with these sources of funding, our business, financial condition, and results of operations will suffer and may require us to revise or abandon our business plan or seek to sell, curtail, or discontinue our business.

We must be able to compete effectively with other providers of higher education financing products and services in order to succeed.

The market for higher education finance is highly competitive, and if we are not able to compete effectively, our revenue and results of operations may be adversely affected. The loan origination market has a large number of competitors and is dominated by a number of large institutions, including Sallie Mae, Wells Fargo, Bank of America, JP Morgan Chase and Citibank. Most of our competitors have, among other competitive advantages, greater financial, technical and marketing resources, larger customer bases, greater name recognition and more established relationships than we have. Larger competitors with greater financial resources may be better able to respond to the need for technological changes, compete for skilled professionals, build upon efficiencies based on a larger volume of transactions, procure capital at a lower cost, fund internal growth and compete for market share generally. As to our alternative financing products and services where we hope to establish a niche, third parties may enter these markets and compete against us. If third parties choose to provide the range of services that we provide, pricing for our services may become more competitive, which could lower our profitability or eliminate profitability altogether.

If we do not comply with applicable governmental regulations, our business may suffer.

Our business operations and product offerings may be subject to various governmental regulations. If we become subject to additional government regulation, our compliance costs could increase significantly. Regulatory compliance activities could also divert our human and other resources from revenue-generating activities.

Changes in the regulatory regime could impair our business.

We operate in a heavily regulated industry and new laws and changes in existing laws could affect our business. The federal government and state governments regulate extensively the financial institutions and other entities that offer consumer finance products. The applicable laws and regulations are subject to change and generally are intended to benefit and protect borrowers rather than our stockholders or us. Failure to comply with government regulations could subject us to civil and criminal penalties and affect the value of our assets. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result, there could be a material adverse effect on our prospects, business, financial condition and our results of operations.

If we violate applicable privacy laws our business could be materially adversely affected.

The federal government and state governments have enacted fraud and abuse laws and laws to protect borrowers' privacy. Violations of these laws or regulations governing our operations or our third party business partners and our and their clients could result in the imposition of civil or criminal penalties, the cancellation of our contracts to provide services or exclusion from participating in education finance programs. These penalties or exclusions, were they to occur, would negatively impair our ability to operate our business. In some cases, such violations may also render the loan assets unenforceable. We could also have liability to consumers if we do not maintain their privacy, or if we do not abide by our own privacy policy and any such violations could damage our reputation and the value and goodwill of our brand name. Violations of these regulations could have a material adverse effect on our financial condition, business and results of operations.

We may be unable to meet our capital requirements in the future.

We may need additional capital in the future, which may not be available to us on reasonable terms or at all. The raising of additional capital may dilute your ownership in us. We may need to raise additional funds through public or private debt or equity financings in order to meet various objectives. Any additional capital raised through the sale of equity may dilute your ownership percentage in us. This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, security interests in specific assets, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Furthermore, any additional debt or equity financing we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may be forced to curtail our growth plans or cut back our existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations we need to stay in business. We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will impact our financial statements.

There are market, credit and liquidity risks associated with our business which could have a material adverse effect on us.

Due to recent disruptions in the credit markets precipitated by the subprime mortgage crisis, the cost of our credit facilities has increased to reflect current market conditions. Although we hope to renew our credit facilities on terms more consistent with those we have enjoyed in the past, there can be no assurance that we will renew such credit facilities on equivalent terms, if at all.

Over the past nine months, as the economy has demonstrated signs of softening, banks have grown significantly more conservative in their lending practices. Given the dramatic change in the overall credit environment and economy, we are not able to predict the terms, if any, under which our existing lenders would renew our credit facilities. In anticipation of this outcome, we have begun discussions with a number of other banks to broaden our warehouse funding channels and to ensure competitive economic terms. However, no assurance can be given that our efforts to secure additional credit facilities on the same or more favorable terms will prove successful.

The uncertainty and volatility of the credit markets may have a significant impact on the revenues derived from our securitization transactions. The securitization of our loan portfolios rely heavily on key assumptions, such as credit spreads and expected defaults. If credit spreads continue to widen and the defaults of borrowers under our existing loan portfolios increase, the revenues generated by our loan portfolios may be significantly reduced, and accordingly, we may be unable to continue to recover the same level of residual interest from our securitization trusts which we achieved in the past under more favorable market conditions.

Our business may suffer if we experience technical problems.

If our technology does not function properly, is breached or interrupted, or contains errors that we have not corrected, we may not achieve the performance we expect. Any interruption in or breach of our information systems may result in lost business. For instance, our technology may contain "bugs" or become infected by computer viruses or worms that may interfere with the functionality of our technology or negatively impact our proprietary databases. We may not immediately detect and fix these problems, which may increase damage to our business. These problems may result in, among other consequences, our over-estimating cash flows from borrowers or underestimating default rates. Third parties who have relied on our financial models or projections may have recourse against us in the event of inaccuracies caused by technical or other problems. Individually or cumulatively, these types of problems may have a material adverse effect on our business, financial condition and results of operations.

We rely heavily on our technology and our technology could become ineffective or obsolete.

We rely on technology to interact with consumers to originate our products and to perform some servicing functions pertaining to our financing products. It is possible that our technology may not be effective, or that consumers will not perceive it to be effective. We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial, and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, we may lose market share. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient. The impact of technical shortcomings could have a material adverse effect on our business, financial condition and results of operation.

If our systems are unable to accommodate a high volume of traffic on our web site, the growth of our revenue could be reduced or limited.

If existing or future customers’ use of our web site infrastructure increases beyond our capacity, customers may experience delays and interruptions in service. As a result, they may seek the products of our competitors and our revenue growth could be limited or reduced. Because we seek to generate a high volume of traffic and accommodate a large number of customers on our web site, the satisfactory performance, reliability, and availability of our web site, processing systems, and network infrastructure are critical to our reputation and our ability to serve customers. If use of our web site continues to increase, we will need to expand and upgrade our technology, processing systems, and network infrastructure. Currently, customer response times have not had a material detrimental effect on our results of operations to date, our online services may in the future experience slower response times due to increased traffic if this risk is not effectively addressed.

Our reliance on technology, including the Internet, as a means of offering and servicing our products and services may result in damages.

We offer and sell our products and services to borrowers using technology. Although the use of the Internet has become commonplace, people may approach the entering of private information, as well as conducting transactions through the Internet, hesitantly. We have implemented security measures within our systems, but skilled computer-users could potentially circumvent some of these precautions. While we are dedicated to maintaining a high level of security, it is impossible to guarantee total and absolute security. Any security breach could cause us to be in violation of regulations regarding information privacy and as such cause us to pay fines or to lose our ability to provide our products. Consumers may also be hesitant or unwilling to use our products if they are or become aware of a security problem or potential security problem. We could also be liable to consumers or other third parties if we do not maintain the confidentiality of our data and the personal information of our consumers.

Monitoring unauthorized use of the systems and processes that we developed is difficult, and we cannot be certain that the steps that we have taken will prevent unauthorized use of our technology. Furthermore, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary information. If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and services will be adversely affected. This may have a material adverse effect on our financial condition and results of operation.

Legal protection we seek for our intellectual property assets may not prove to be available or effective.

We have filed a patent for protecting our intellectual property assets and continue to patent new innovations. These patents provide an important competitive advantage to us, and our prospects, business, financial condition and results of operations may be materially adversely affected if these patents are not granted or upheld. In addition to seeking patent protection, we rely on copyright, trademark and trade secret protection for our intellectual property. These methods may not be adequate to deter third parties from misappropriating our intellectual property or to prevent the disclosure of confidential information or breaches of non-competition agreements between us and our employees or consultants, and may not provide us with adequate remedies for misappropriation. Our technology could also be designed around, replicated or reverse-engineered by competitors, and we may not have the ability to pursue legal remedies against them. For example, competitors could replicate data or acquire data comparable to that which we have assembled in our proprietary databases, which could erode our competitive advantage. We also may fail to detect infringement of our intellectual property rights and may thereby lose those rights. In addition, obtaining, monitoring and enforcing our intellectual property rights will likely be costly, and may distract our management and employees from pursuing their other objectives, which could impair our performance. If we are unable to protect our intellectual property, our business may be materially adversely affected.

We may be subject to litigation for infringing the intellectual property rights of others.

Should we infringe, or be accused of infringing, an existing patent, copyright, trademark, trade secret or other proprietary rights of third parties, we may be subject to litigation. Such litigation will be costly. If we settle or are found culpable in such litigation, we may be required to pay damages, including punitive damages (such as treble damages) if we are found to have willfully infringed, and we may also be required to pay license fees or cease to use that intellectual property which is found to have been infringed by us. The amount of damages we are required to pay may be substantial, and may require us to obtain additional sources of revenue or additional capital to continue operating. We also may be precluded from offering products or services that rely on intellectual property that is found to have been infringed by us. Further, we may also be required to cease offering the affected products or services while a determination as to infringement is considered by a court. If we are not able to offer products or services, our business, financial condition and results from operations may be materially adversely affected.

We may be unable to attract and retain key employees.

Failure to attract and retain necessary technical personnel and skilled management could adversely affect our business. Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our business, financial condition and results of operations will be materially and adversely affected. We may issue stock options or other equity-based compensation to attract and retain employees. The issuance of these securities could be dilutive to the holders of our other equity securities.

Senior management may be difficult to replace if they leave.

The loss of the services of one or more members of our senior management team or the inability to attract, retain and maintain additional senior management personnel could harm our business, financial condition, results of operations and future prospects. Our operations and prospects depend in large part on the performance of our senior management team, including in particular Messrs. Raza Khan and Vishal Garg. We do not maintain key man insurance policies on any of our officers or key employees. We may not be able to find qualified replacements for any of these individuals if their services are no longer available.

We may not be able to effectively manage our growth.

Our strategy requires growing our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. If we are unable to manage our growth and our operations our financial results could be adversely affected.

Our business is subject to seasonal fluctuations, which may cause volatility in our quarterly operating results.

We experience, and expect to continue to experience, seasonal fluctuations in our revenue because the markets in which we operate are subject to seasonal fluctuations based on the typical school year. We typically originate the largest proportion of our student loan receivables volume in our first quarter. These fluctuations could result in volatility or adversely affect our stock price.

Risks Relating To Owning Our Common Stock

The rights of our Series B preferred stockholders may adversely affect the holders of our common stock.

Our charter documents provide our board of directors with the authority to issue series of preferred stock without a vote or action by our stockholders. Our board of directors also has the authority to determine the terms of our preferred stock, including designations, powers, preferences and voting rights. The rights granted to the holders of our outstanding Series B preferred stock may adversely affect the rights of holders of our common stock. For example, the holders of our Series B preferred stock are entitled to receive a liquidation preference over all other equity securities that are junior to the Series B preferred stock. In addition, subject to certain conditions, our charter documents provide protective provisions to the holders of our Series B preferred stock requiring us to first obtain the written consent of the majority of the holders of our Series B preferred stock prior to undertaking certain actions, including, without limitation, the sale of substantially all of our assets or our liquidation and winding up, amending our charter documents in a manner adverse to the Series B preferred stockholders, the issuance of additional shares of our stock or any options or convertible securities, and paying dividends to our stockholders. Furthermore, our charter documents provide that, subject to certain conditions, the Series B preferred stockholders have a right of first offer to purchase any new securities offered by us which are junior to the Series B preferred stock. As a result, the rights granted to the holders of our Series B preferred stock may significantly impair our ability to raise equity capital if the majority of the holders of our Series B preferred stock do not consent to the offer, sale and issuance of the new securities or we are unable to obtain a waiver of each of our Series B preferred stockholder’s right of first offer.

Insiders and significant stockholders have substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.

As of November 14, 2007, our directors and executive officers beneficially owned approximately 23.4% of the outstanding voting shares and our two largest stockholders owned an additional 26.1% of our outstanding voting shares. As a result, these stockholders, if acting together, could substantially influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company.

Provisions in our amended and restated certificate of incorporation may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our amended and restated certificate of incorporation authorizes preferred stock, which carries special rights, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

The price of our common stock may be volatile, and your investment in our common stock could suffer a decline in value.

The trading price of our common stock may fluctuate substantially, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our shares of common stock. Factors that could cause fluctuations include, but are not limited to, the following: actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts; difficulties we may encounter in securitizing our loans; any variance between the actual performance of the securitization trust and the key assumptions that we have used to estimate the fair value of our residual receivable; changes in the key assumptions we use to estimate the fair value of our residual receivables, including discount, default and prepayment rates; announcements by us, our competitors or our potential competitors of acquisitions, new products or services, significant contracts, commercial relationships or capital commitments; price and volume fluctuations in the overall stock market from time to time; significant volatility in the market price and trading volume of financial services companies; general economic conditions and trends; negative publicity about the student loan market generally or us specifically; legislative initiatives effecting federal or private student loans; major catastrophic events; loss of a significant client or clients; purchases or sales of large blocks of our stock; or departures of key personnel.
Future sales of our common stock could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional securities in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

We do not expect to pay cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on our common stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition. Furthermore, the terms of our Series B preferred stock directly limit our ability to pay cash dividends on our common stock.

Securities analysts may not continue to cover our common stock or may issue negative reports, and this may have a negative impact on our common stock’s market price.

There is no guarantee that securities analysts will continue to cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price. The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about our business or us. If one or more of the analysts who cover us downgrades our stock, our stock price may decline rapidly. If one or more of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our stock price to decline.

USE OF PROCEEDS

All of the shares of common stock being offered hereby are being sold by or for the account of the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus.

SELLING STOCKHOLDERS

The shares of our common stock being offered by the selling stockholders are those previously issued in the Private Placement to the selling stockholders and, as discussed under the section entitled “Plan of Distribution” below, may include certain of their pledgees, donees, transferees or other successors-in-interest who receive shares as a gift, pledge, partnership distribution or other non-sale related transfer. We are registering such shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below sets forth, as of the date of this prospectus:

•	the name of each selling stockholder;

•	the number of shares of common stock beneficially owned by each selling stockholder;

•	the number of shares of common stock that may be offered by this prospectus for the account of each selling stockholder; and

•	the number and percentage of shares of common stock that will be beneficially owned by each selling stockholder following the offering to which this prospectus relates.

The information with respect to ownership after the offering assumes the sale of all of the shares offered by this prospectus and no purchases of additional shares. We have set forth in the footnotes to the table additional information regarding the selling stockholders and their shares, including the nature of any position, office or other material relationship that a selling stockholder has had with us within the past three years.

For purposes of the table below, the number of shares “beneficially owned” are those beneficially owned as determined under the rules of the Securities and Exchange Commission, which we refer to herein as the Commission or the SEC. Such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares for which the person has the right to acquire such power within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

The information with respect to beneficial ownership of shares of our common stock held by each selling stockholder is based upon record ownership data provided by our transfer agent, information supplied or confirmed by the selling stockholders, based upon statements filed with the SEC, or based upon our actual knowledge.

Name of Selling Stockholder	Total Number of Shares of Common Stock Beneficially Owned Prior to This Offering	Maximum Number of Shares of Common Stock That May Be Offered for the Account of the Selling Stockholder Pursuant to this Prospectus	Total Number of Shares of Common Stock to be Beneficially Owned After This Offering (a)	Percentage of Shares of Common Stock to be Beneficially Owned After Completion of This Offering (b)

Arthur Street Fund II, L.P.(1)	316,340	89,367	226,973	*
Arthur Street Portfolio II, L.P.(2)	119,645	33,800	85,845	*
Battery Investment Partners VII, LLC(3)	120,345	15,980	104,365	*
Battery Ventures VII, LP(4)	6,280,926	834,020	5,446,906	13.39%
Crystal Lake Partners LLC	50,000	50,000	—	—
LBI Group Inc.(5)	1,538,529	200,000	1,338,529	3.38%
Peninsula Catalyst Fund LP(6)	59,309	59,309	—	—
Peninsula Catalyst Fund QP, LP(7)	132,080	132,080	—	—
Peninsula Master Fund Ltd.(8)	1,078,611	1,078,611	—	—
Steelhead Investments Ltd.(9)	1,850,000	1,850,000	—	—
SuttonBrook Capital Portfolio LP(10)	350,000	350,000	—	—
UBS O’Connor LLC f/b/o O’Connor PIPES Corporate Strategies Master Limited(11)	100,000	100,000	—	—
Vesey Street Fund II, L.P.(12)	663,049	187,313	475,736	1.20%
Vesey Street Portfolio II, L.P.(13)	706,263	199,520	506,743	1.28%

(a)	Assumes all of the shares of our common stock registered under this prospectus are sold in the offering.
(b)	Beneficial ownership is calculated based on the 39,417,057 shares of our common stock and Series B Preferred Stock issued and outstanding as of November 14, 2007.

* Represents beneficial ownership of less than 1%.

(1)
Includes 174,520 shares of common stock issuable upon conversion of shares of our Series B preferred stock, which is referred to herein as our Series B Preferred Stock, and 52,453 shares of our common stock issuable upon conversion of our Series B Preferred Stock underlying warrants exercisable within 60 days of December 4, 2007. Investment and voting decisions of this selling stockholder are made by BlackRock Investment Management, LLC, its investment manager. BlackRock Investment Management, LLC is an investment advisor and subsidiary of BlackRock, Inc. This selling stockholder is an affiliate of a broker-dealer and has represented to us that the shares were acquired to be resold in the ordinary course of business and that there are no agreements or arrangements with any other persons, whether directly or indirectly, to dispose of such shares. The address of Arthur Street Fund II, L.P. is 800 Scudders Mill Road, Plainsboro, NJ 08536.

(2)
Includes 66,006 shares of our common stock issuable upon conversion of shares of our Series B Preferred Stock, and 19,839 shares of our common stock issuable upon conversion of our Series B Preferred Stock underlying warrants exercisable within 60 days of December 4, 2007. Investment and voting decisions of this selling stockholder are made by BlackRock Investment Management, LLC, its investment manager. BlackRock Investment Management, LLC is an investment advisor and subsidiary of BlackRock, Inc. This selling stockholder is an affiliate of a broker-dealer and has represented to us that the shares were acquired to be resold in the ordinary course of business and that there are no agreements or arrangements with any other persons, whether directly or indirectly, to dispose of such shares. The address of Arthur Street Portfolio II, L.P. is 800 Scudders Mill Road, Plainsboro, NJ 08536.

(3)
Includes 80,246 shares of our common stock issuable upon conversion of shares of our Series B Preferred Stock and 24,119 shares of our common stock issuable upon conversion of Series B Preferred Stock underlying warrants exercisable within 60 days of December 4, 2007. Battery Partners VII, LLC is the Manager of Battery Investment Partners VII, LLC. Battery Partners VII, LLC and each of its managing members, Richard D. Frisbie, Thomas J. Crotty, Kenneth P. Lawler, Morgan M. Jones, R. David Tabors, Scott R. Tobin, Roger Lee and Mark H. Sherman, each of whom collectively are referred to herein as the BP Managing Members, may be deemed to have the sole voting and dispositive power with respect to all of the shares owned by Battery Investment Partners VII, LLC. Michael Brown and Sunil Dhaliwal, who are members of our board of directors, are also employed by Battery Management Corp., an affiliate of Battery Partners VII, LLC and Battery Investment Partners VII, LLC. Each of the BP Managing Members disclaims beneficial ownership of such shares, except to the extent of his individual pecuniary interest therein. Battery Investment Partners VII, LLC is an affiliate of a broker-dealer and has represented to us that the shares were acquired to be resold in the ordinary course of business and that there are no agreements or arrangements with any other persons, whether directly or indirectly, to dispose of such shares. The address of Battery Investment Partners VII, LLC is 930 Winter Street, Suite 2500, Waltham, MA 02451.

(4)
Includes 4,188,130 shares of our common stock issuable upon conversion of shares of our Series B Preferred Stock and 1,258,776 shares of our common stock issuable upon conversion of Series B Preferred Stock underlying warrants exercisable within 60 days of December 4, 2007. Battery Partners VII, LLC is the General Partner of Battery Ventures VII, LP. Battery Partners VII, LLC and each of its BP Managing Members may be deemed to have the sole voting and dispositive power with respect to all of the shares owned by Battery Ventures VII, LP. Michael Brown and Sunil Dhaliwal, who are members of our board of directors, are also employed by Battery Management Corp., an affiliate of Battery Partners VII, LLC and Battery Ventures VII, LP. Each of the BP Managing Members disclaims beneficial ownership of such shares, except to the extent of his individual pecuniary interest therein. Battery Ventures VII, LP is an affiliate of a broker-dealer and has represented to us that the shares were acquired to be resold in the ordinary course of business and that there are no agreements or arrangements with any other persons, whether directly or indirectly, to dispose of such shares. The address of Battery Ventures VII, LP is 930 Winter Street, Suite 2500, Waltham, MA 02451.

(5)
Includes (i) 789,000 shares of our common stock issuable upon conversion of underlying warrants exercisable within 60 days of December 4, 2007; (ii) 421,239 shares of our common stock issuable upon conversion of shares of our Series B Preferred Stock; and (iii) 128,290 shares of our common stock issuable upon conversion of Series B Preferred Stock underlying warrants exercisable within 60 days of December 4, 2007. LBI Group Inc. is a wholly-owned subsidiary of Lehman Brothers Inc., a registered broker-dealer. LBI Group Inc. has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. and may be deemed to share voting and dispositive power over the shares of our common stock offered by LBI Group, Inc. under this prospectus. The address of LBI Group, Inc. is c/o Lehman Brothers Inc., 399 Park Avenue, New York, NY 10022, Attn.: Eric Salzman.

(6)
Michael Ogborne has sole voting and dispositive power over such shares offered by the Peninsula Catalyst Fund LP under this prospectus. Mr. Ogborne disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Peninsula Catalyst Fund LP is c/o Peninsula Capital Management, 235 Pine Street, Suite 1600, San Francisco, CA 94104.

(7)
Michael Ogborne has sole voting and dispositive power over such shares offered by the Peninsula Catalyst Fund QP, LP under this prospectus. Mr. Ogborne disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Peninsula Catalyst Fund QP, LP is c/o Peninsula Capital Management, 235 Pine Street, Suite 1600, San Francisco, CA 94104.

(8)
Scott A. Bedford has sole voting and dispositive power over such shares offered by the Peninsula Master Fund Ltd. under this prospectus. Mr. Bedford disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Peninsula Master Fund Ltd. is c/o Peninsula Capital Management, 235 Pine Street, Suite 1600, San Francisco, CA 94104.

(9)
HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the shares Steelhead Investments Ltd. is offering under this prospectus, pursuant to an investment management agreement between HBK Investments L.P. and Steelhead Investments Ltd. HBK Investments L.P. has delegated discretion to vote and dispose of the shares to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence J. Lebowitz, and William E. Rose. Steelhead Investments Ltd. is an affiliate of a broker-dealer and has represented to us that the shares were acquired to be resold in the ordinary course of business and that there are no agreements or arrangements with any other persons, whether directly or indirectly, to dispose of such shares. The address of Steelhead Investments Ltd. is c/o HBK Services LLC, 300 Crescent Court, Suite 700, Dallas, TX 75201.

(10)
Brett Spector, John London and Steven M. Weinstein share voting and dispositive power over such shares offered by the SuttonBrook Capital Portfolio LP under this prospectus. Each of Messrs. Spector, London and Weinstein disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address of SuttonBrook Capital Portfolio LP is c/o SuttonBrook Capital Management, 598 Madison Avenue, New York, NY 10022.

(11)
UBS O’Connor LLC has sole voting and dispositive power over the shares offered by O’Connor PIPES Corporate Strategies Master Limited under this prospectus. UBS O’Connor LLC makes all investment and voting decisions over such shares. UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG, which is listed and traded on the New York Stock Exchange. The address of UBS O’Connor LLC f/b/o O’Connor PIPES Corporate Strategies Master Limited is One North Wacker Drive, 32nd Floor, Chicago, IL 60606.

(12)
Includes 365,794 shares of our common stock issuable upon conversion of shares of our Series B Preferred Stock, and 109,942 shares of our common stock issuable upon conversion of our Series B Preferred Stock underlying warrants exercisable within 60 days of December 4, 2007. Investment and voting decisions of this selling stockholder are made by BlackRock Investment Management, LLC, its investment manager. BlackRock Investment Management, LLC is an investment advisor and subsidiary of BlackRock, Inc. This selling stockholder is an affiliate of a broker-dealer and has represented to us that the shares were acquired to be resold in the ordinary course of business and that there are no agreements or arrangements with any other persons, whether directly or indirectly, to dispose of such shares. The address of Vesey Street Fund II, L.P. is 800 Scudders Mill Road, Plainsboro, NJ 08536.

(13)
Includes 389,635 shares of our common stock issuable upon conversion of shares of our Series B Preferred Stock, and 117,108 shares of our common stock issuable upon conversion of our Series B Preferred Stock underlying warrants exercisable within 60 days of December 4, 2007. Investment and voting decisions of this selling stockholder are made by BlackRock Investment Management, LLC, its investment manager. BlackRock Investment Management, LLC is an investment advisor and subsidiary of BlackRock, Inc. This selling stockholder is an affiliate of a broker-dealer and has represented to us that the shares were acquired to be resold in the ordinary course of business and that there are no agreements or arrangements with any other persons, whether directly or indirectly, to dispose of such shares. The address of Vesey Street Portfolio II, L.P. is 800 Scudders Mill Road, Plainsboro, NJ 08536.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock previously issued in the Private Placement to permit the resale of such shares of our common stock from time to time by the persons or entities listed under the “Selling Stockholders” section of this prospectus. As used in this section of the prospectus, the term “selling stockholders” includes the selling stockholders named in the table above and any of their donees, pledges, transferees or other successors in interest who receive shares of our common stock offered hereby from a selling stockholder as a gift, pledge or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold on the Nasdaq Stock Market or any other stock exchange, market or trading facility on which the shares of our common stock are traded in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to the Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify and hold harmless the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Rights Agreements, or the selling stockholders will be entitled to contribution. We may be indemnified and held harmless by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements of MRU Holdings, Inc. and subsidiaries appearing in our annual report on Form 10-KSB for the year ended June 30, 2007, have been audited by Bagell, Josephs, Levine & Company, L.L.C., an independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report, given the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon by Withers Bergman LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the SEC, including us. We also maintain a corporate website at www.mruholdings.com that contains information concerning us. The information contained or referred to on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the shares of common stock being offered in this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information regarding us and our securities, please refer to the registration statement and the documents filed or incorporated by reference as exhibits to the registration statement. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us. Statements contained in this prospectus or any prospectus supplement as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement may not contain all the information that is important to you. We therefore refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents, which have been filed with the SEC (File No. 001-33073), are incorporated herein by reference:

•	our annual report on Form 10-KSB for the fiscal year ended June 30, 2007 filed with the SEC on September 28, 2007;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007 filed with the SEC on November 14, 2007;

•
our current reports on Form 8-K filed with the SEC on July 5, 2007, July 11, 2007, July 27, 2007, September 28, 2007, October 5, 2007, October 22, 2007 (except for the information furnished pursuant to Item 7.01), November 6, 2007 (except for the information furnished pursuant to Item 7.01) and November 13, 2007 (except for the information furnished pursuant to Item 7.01);

•	our definitive proxy statement on Schedule 14A filed with the SEC on October 29, 2007; and

•
the description of our common stock in our registration statement on Form 8-A, filed with the SEC on October 10, 2006, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are deemed incorporated by reference into this prospectus and a part hereof from the date of filing of those documents. Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of our current reports on Form 8-K, including the related exhibits, is not incorporated by reference in this registration statement.

Any statement contained in any document incorporated by reference shall be deemed to be amended, modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or a later document that is or is considered to be incorporated by reference herein amends, modifies or supersedes such statement. Any statements so amended, modified or superseded shall not be deemed to constitute a part of this prospectus, except as so amended, modified or superseded.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus at no cost to the requester. Requests for such documents should be directed to MRU Holdings, Inc., Attn: Corporate Secretary, 590 Madison Avenue, 13th Floor, New York, New York 10022, Tel: (212) 398-1780.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the registration of our common stock being registered hereby. All amounts are estimated, except the SEC registration fee.

SEC registration fee	$629.75
Legal fees and expenses*	$15,000.00
Accounting fees and expenses*	$7,500.00
Miscellaneous expenses*	$7,500.00
Transfer agent fees and expenses*	$500.00
Printing and engraving costs*	$500.00
Total*	$31,629.75

*   Estimated pursuant to the instructions to Rule 511 of Regulation S-K.

Item 15.      Indemnification of Directors and Officers

We are incorporated in the State of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware, which we refer to herein as the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had no cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. Our amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation in its certificate of incorporation may eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision may eliminate or limit the liability of a director for breaching the duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. Our amended and restated certificate of incorporation contains such a provision.

Our amended and restated bylaws include an indemnification provision under which we have the power to indemnify and hold harmless any person who was or is made a party or is threatened to be made a party to or is involved in any pending, threatened, or completed proceeding, by reason of his or her being or having been a director or officer of the Company or of any constituent corporation absorbed by us or by reason of his or her being or having been a director or officer of any other corporation (domestic or foreign) or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise (whether or not for profit), serving as such at our request or of any such constituent corporation, or the legal representative of any such director or officer to the fullest extent permitted by the DGCL, from and against any and all reasonable costs, disbursements, and attorneys’ fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, administrators, and assigns; provided, however, that, except as otherwise provided in our amended and restated bylaws, we will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by our board of directors. The right to indemnification will include the right to be paid expenses incurred in connection with any proceeding in advance of the final disposition of such proceeding as authorized by our board of directors; provided, however; that, if the DGCL so requires, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon receipt by us of an undertaking, by or on behalf of such director or officer to repay all amounts so advanced unless it shall ultimately be determined that such person is entitled to be indemnified under our amended and restated bylaws or otherwise.

At present, there is no pending litigation or proceeding involving any of the registrant’s directors, officers or key employees as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any of its officers or directors.

The registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16.      Exhibits

Exhibit No.	Exhibit
5.1	Opinion of Withers Bergman LLP
23.1	Consent of Bagell, Josephs, Levine & Company, L.L.C.
23.2	Consent of Withers Bergman LLP (included in their opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included in the signature page hereto)

Item 17.      Undertakings

(a) The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 4, 2007.

MRU HOLDINGS, INC.

By:	/s/ Edwin J. McGuinn, Jr.
Edwin J. McGuinn, Jr.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Edwin J. McGuinn, Jr. as his true and lawful attorney-in-fact and agent, with the full power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including any and all post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edwin J. McGuinn, Jr.	Chairman of the Board and Chief Executive Officer	December 4, 2007
Edwin J. McGuinn, Jr.	(Principal Executive Officer)

/s/ Vishal Garg	Co-Founder, Chief Financial Officer, Secretary and Director	December 4, 2007
Vishal Garg	(Principal Accounting and Financial Officer)

/s/ Raza Khan	Co-Founder, President and Director	December 4, 2007
Raza Khan

/s/ Richmond T. Fisher	Director	December 4, 2007
Richmond T. Fisher

/s/ C. David Bushley	Director	December 4, 2007
C. David Bushley

/s/ Michael M. Brown	Director	December 4, 2007
Michael M. Brown

/s/ Sunil Dhaliwal	Director	December 4, 2007
Sunil Dhaliwal

/s/ Andrew Mathieson	Director	December 4, 2007
Andrew Mathieson

MRU HOLDINGS, INC.

EXHIBIT INDEX

Exhibit No.	Exhibit
5.1	Opinion of Withers Bergman LLP
23.1	Consent of Bagell, Josephs, Levine & Company, L.L.C.
23.2	Consent of Withers Bergman LLP (included in their opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included in the signature page hereto)